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                                                                      EXHIBIT 11


                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATA

                                   (UNAUDITED)


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

                                                                          QUARTER ENDED
                                                                      -----------------------
                                                                      MARCH 31,     MARCH 31,
                                                                        2004          2003
                                                                      ---------     ---------
Average common shares outstanding during the period:
            Basic .............................................         83.6          83.6
Incremental shares under stock options computed under
           the price of issuer's stock during the period ......           --            --
                                                                       -----         -----
           Total shares for basic EPS .........................         83.6          83.6
Loss from continuing operations
           before extraordinary item ..........................        (23.3)        (26.2)
Income from discontinued operations, net of income
            taxes .............................................           --            --
Cumulative effect of a change in accounting principle,
            Net of income taxes of $0 .........................           --            --
                                                                       -----         -----
            Net loss ..........................................        (23.3)        (26.2)
                                                                       =====         =====
            Loss on redemption of  subsidiary preferred stock             --            --
            Net loss attributable to common shareholders ......        (23.3)        (26.2)
                                                                       =====         =====
Net income (loss) per basic and diluted common share:
            Continuing operations ..............................       (0.28)        (0.31)
            Discontinued operations ...........................           --            --
            Cumulative effect of change in accounting principle           --            --
                                                                       -----         -----
            Net loss attributable to common shareholders ......        (0.28)        (0.31)
                                                                       =====         =====
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